Exhibit 21

                         Subsidiaries of Decorize, Inc.


1. GuildMaster, Inc., a Missouri corporation, doing business under the name "GuildMaster".

2. Faith Walk Designs, Inc., a Missouri corporation, doing business under the names "Faith Walk" and "Faith Walk Designs".